Exhibit 10.90

May 20, 2003

Horizon Group Properties, Inc.
77 West Wacker Drive
Suite 4200
Chicago, Illinois 60601

Re:                               $2.0 Million Loan to Horizon Group Properties, Inc.

Gentlemen:

This letter is to confirm our agreement with respect to the proposed loan to be made to Horizon Group Properties, Inc. (“Horizon”) by Pleasant Lake Apts. Limited Partnership and Pleasant Lake Apts. Corp. (jointly “Pleasant Lake”) in the amount of Two Million Dollars ($2,000,000.00), subject to and upon the following terms and conditions:

1.                                       Pleasant Lake shall loan to Horizon the principal sum of Two Million Dollars ($2,000,000.00), the proceeds of which shall be used to (a) purchase the existing outstanding mortgage loans from Wells Fargo Bank Minnesota, N.A., as Trustee (“Wells Fargo”), on the Daleville Outlet Center and the Somerset Outlet Center, owned by the Daleville, Sommerset, Tulare Outlet Centers, L.P. (the “Partnership”) located in Daleville, Indiana and Somerset, Pennsylvania (the “Daleville and Somerset Properties”), in the original amounts of Ten Million Eight Hundred Seventy-Five Thousand Dollars ($10,875,000.00) on the Daleville Outlet Center and Two Million Six Hundred Fifty Thousand Dollars ($2,650,000.00) on the Somerset Outlet Center (the “AR Cap Mortgage Loans”); and (b) bring current the approximately Eight Million Nine Hundred Thousand Dollar ($8,900,000.00) outstanding mortgage loan from Wells Fargo on the outlet center owned by the Partnership in Tulare, California (“Tulare Property”).

2.                                       The loan shall bear interest at the rate of five percent (5%) per annum and be evidenced by a demand promissory note in form and substance satisfactory to Pleasant Lake.

3.                                       Upon acquisition of the AR Cap Mortgage Loans, Horizon shall cancel the indebtedness underlying same and agrees to sell or cause to be sold to Pleasant Lake and/or its nominees all of the limited partnership interests of Horizon Group Properties, L.P. (a Delaware limited partnership) in the Partnership and all of the general partnership interest of Daleville, Sommerset, Tulare Finance Company, Inc. in the Partnership for an aggregate purchase price of One Million Nine Hundred Eighty Thousand Dollars ($1,980,000.00).

4.                                       Horizon covenants and agrees not to transfer or further encumber the Daleville and Somerset Properties or permit any transfer or issuance of partnership interests in the Partnership without the prior consent of Pleasant Lake and shall, upon the written request of Pleasant Lake, grant or cause to be granted to Pleasant Lake and/or its affiliates, a security interest in (a) all of the outstanding partnership interests in the Partnership; (b) the shares of stock owned by Horizon in Daleville, Sommerset, Tulare Finance Company, Inc.; and (c) upon acquisition by Horizon, the AR Cap Mortgage Loans (if not canceled as provided in Paragraph 3 above).

5.                                       Horizon represents and warrants to Pleasant Lake that it has obtained authorization and approval of this agreement and the loan transaction contemplated hereby from its Board of Directors and any other necessary party and that such loan and the transaction contemplated hereby do not and willnot violate any other agreement, promissory note or other instrument to which Horizon is a party or may be bound.

Please confirm your agreement to the foregoing by signing where indicated below.

Sincerely,

PLEASANT LAKE APTS. LIMITED PARTNERSHIP

By:	Pleasant Lake Apts. Corp.

By:
Howard Amster, President

Approved and Agreed:

HORIZON GROUP PROPERTIES, INC.

By:

Title:

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